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                         The Fairchild Corporation
                           300 West Service Road
                           Chantilly, VA  22021


                                                          November 13, 1995


Cincinnati Milacron Inc.
4701 Marburg Avenue
Cincinnati, Ohio  45209

Ladies and Gentlemen:

          This letter sets forth the basic terms and conditions of a transaction (the "Transaction") between The Fairchild Corporation ("TFC") and Cincinnati Milacron Inc. ("CM"), pursuant to which CM would acquire the DME portion of TFC's industrial products business as described in TFC's Form 10-K for the year ended June 30, 1995 (the "Business") in exchange for aggregate consideration of $260 million, subject to a dollar for dollar adjustment upward or downward based upon changes in net tangible assets as of June 30, 1995, as reflected on the June 30, 1995 balance sheet attached hereto as Annex A, compared to the net tangible assets as of the closing date, as reflected on an audited closing date balance sheet. CM will not assume any debt (short-term borrowings, cash overdrafts, long-term debt, current and long-term deferred income taxes and capitalized lease obligations except for up to $100,000 in the aggegate), and the net tangible asset calculation as of the closing date will be calculated on the same basis as is set forth on Annex A and will exclude debt (as defined above) as well as cash and cash equivalents and goodwill.

          The U.S. operations of the Business will be transferred to CM in exchange for CM's note or notes, due not later than one year after issuance, which note(s) will be secured by the assets of the Business, not including assets paid for at the closing date in cash by CM (the "Secured Note(s)"), will bear interest at the rate of 8% per annum, will be repayable at the option of the holder thereof (upon 30 days notice to CM) at any time on and after the 180th day after the issuance thereof and will have such other terms and provisions as are satisfactory to TFC, CM and their respective creditors. The non-U.S. operations of the Business will be transferred to CM on a basis satisfactory to TFC, CM and their respective creditors. It is anticipated that the Secured Note(s) (as well as any related







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security interests) will be pledged to secure obligations of TFC and its subsidiaries including, but not limited to, obligations outstanding under a bank facility.

          Consummation of the Transaction is subject to the negotiation and execution of mutually acceptable documentation including, without limitation, an asset purchase agreement, the Secured Note(s) and documentation relating to the transfer of the non-U.S. operations (collectively, the "Definitive Documentation"). It is understood that the Definitive Documentation will include (i) representations and warranties and indemnities by TFC and CM relating to breaches of representations and warranties, (ii) customary conditions to closing (including receipt of requisite governmental and third party consents and approvals) and
(iii) other customary provisions, in each case in form and substance satisfactory to TFC and CM. The allocation of the aggregate consideration among the various assets will be provided for in the Definitive Documentation.

          The execution of the Definitive Documentation by CM shall be subject to reasonably satisfactory completion by CM of its due diligence investigation, approval of its board of directors, negotiation of satisfactory arrangements (including any necessary approvals, waivers and consents) with its bank lenders and parties to CM's receivables purchase program and negotiation of satisfactory permanent financing (to be based upon the credit of CM and not solely upon DME assets) for the Transaction.

          The execution of the Definitive Documentation by TFC shall be subject to the negotiation of satisfactory arrangements (including any necessary approvals, waivers and consents) with (i) its bank lenders,
(ii) holders of a majority of the outstanding principal amount of Fairchild Industries Inc.'s 12<% Senior Secured Notes Due 1999 and (iii) if required by law or the relevant indenture, the requisite holders of other publicly-traded indebtedness of TFC and its subsidiaries and TFC shareholders representing a majority of the total votes of all TFC shareholders.

          The parties intend to use reasonable efforts to work together on an expedited basis to execute the Definitive Documentation (to be drafted by counsel for CM) and to consummate the Transaction as soon as reasonably practicable and in any case by January 15, 1996, or as soon as reasonably practicable thereafter if TFC requires the approval of its shareholders or









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the holders of its or its subsidiaries' publicly-traded indebtedness.

          The parties agree that upon the execution of this letter a press release in the form of Annex B attached hereto will be issued and any other press release or other communication with the public relating to the Transaction shall be subject to the prior approval of each of TFC and CM, except as may be required by law or applicable stock exchange rules and regulations. A party so required to make a public announcement will afford the other party an opportunity to comment on the text of the announcement.

          Subject to the terms of confidentiality agreed upon by the parties in a separate confidentiality agreement, TFC will provide CM with reasonable access to the assets, premises, employees, books, records and technology of the Business so that CM can conduct its due diligence commencing upon the execution of this letter.

          As promptly as possible following the execution of this letter both TFC and CM will file premerger notification forms in accordance with U.S. antitrust requirements, and comparable requirements in other jurisdictions, and will cooperate with each other in connection with such filings and any requests for additional information.

          TFC will not negotiate with, provide information to or solicit or accept offers from any other person regarding the sale of the Business or any material portion thereof (and will notify CM of any solicitation received by it) prior to January 15, 1996, or such later date as provided above if TFC requires the approval of its shareholders or the holders of its or its subsidiaries' publicly-traded indebtedness. Until such date TFC will cause the Business to be conducted only in the ordinary course and will consult with CM before taking any major decisions affecting the Business.

          Each party will pay its own expenses in connection with the Transaction, whether or not it is consummated or Definitive Documentation is executed.

          This letter shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of law.











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          Please confirm that this letter reflects our mutual
understandings by signing a counterpart and returning it to us.

                              Very truly yours,

                              THE FAIRCHILD CORPORATION



                              By:  /s/ Jeffrey J. Steiner
                                   Name:  Jeffrey J. Steiner
                                   Title: Chief Executive
                                            Officer


Accepted:

November 13, 1995

CINCINNATI MILACRON, INC.



By:  /s/ Daniel J. Meyer
     Name:  Daniel J. Meyer
     Title: Chief Executive
              Officer























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                                                                    ANNEX A

                                    D-M-E COMPANY

                               COMBINED BALANCE SHEETS
                              (in thousands of dollars)


                                                                  NET
                                           ____June 30,____       TANGIBLE
            ASSETS                  1994   1995     ADJ           ASSETS__
CURRENT ASSETS:
  Cash and equivalents...............   $  1,614    $  2,253   (2,253)      ---
  Trade accounts receivable,
    less allowance for doubtful
    accounts of $1,116 and $1,348....     24,672      25,499              25,499
  Inventories........................     20,603      24,056              24,056
  Prepaid expenses and other.........        708         835  _______        835
     Total Current Assets                 47,597      52,643   (2,253)    50,390

PROPERTY, PLANT AND EQUIPMENT:
  Property, plant and equipment......     56,604      60,184              60,184
  Less accumulated depreciation......    (18,287)    (22,998)            (22,998)
      Total Propery, Plant
        and Equipment                     38,317      37,186              37,186

GOODWILL, less amortization
  of $8,023 and $9,660...............     57,301      55,664  (55,664)       ---

OTHER ASSETS.........................     14,069      14,079  _______     14,079
                                        $157,284    $159,572  (57,917)   101,655


 LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES:
  Short-term borrowings..............   $    232    $  2,259   (2,259)       ---
  Cash overdrafts....................      3,431       3,357   (3,357)       ---
  Trade accounts payable.............      8,977       7,965               7,965
  Accrued salaries, wages and
    commissions......................      4,409       4,844               4,844
  Accrued employee benefit
    plan costs.......................      2,471       1,965               1,965
  Other accrued liabilities..........      4,132       5,497     (120)     5,377
  Deferred income taxes..............      1,430         870     (870)   ____---
     Total Current Liabilities            25,082      26,757   (6,606)    20,151





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                                                                        NET
                                           ____June 30,____             TANGIBLE
                                           1994        1995     ADJ     ASSETS__

LONG-TERM LIABILITIES:
  Retiree health care liabilities....      7,982       7,718               7,718
  Deferred income taxes..............      8,325       8,091   (8,091)       ---
  Minority interest in
    subsidiaries.....................        260         416                 416
  Other..............................        121          -   ________  ________
    Total Long-Term Liabilities           16,688      16,225   (8,091)     8,134

   COMMITMENTS AND CONTINGENCIES

STOCKHOLDER'S EQUITY:
  Fairchild investment...............    113,040     111,727
  Cumulative translation adjustment..      2,474       4,863  ________  ________
    Total Stockholder's Equity           115,514     116,590  (43,220)    73,370
                                        $157,284    $159,572  (57,917)   101,655

           The accompanying notes are an integral part of these statements.



























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For Release:  Immediately (Monday, November 13, 1995)

Contact:      Albert Beaupre          Donald E. Miller
              Cincinnati Milacron     The Fairchild Corporation
              (513) 841-7241          (703) 478-5945


           Cincinnati Milacron to Buy Fairchild's D-M-E Business

                          _______________________

            Mold Equipment Maker Complements Plastics Machinery
                                 Operation


CINCINNATI, OH, November 13, 1995 -- Cincinnati Milacron Inc. (NYSE: CMZ) and The Fairchild Corporation (NYSE: FA) today jointly announced a preliminary agreement under which Milacron will purchase the assets of Fairchild's D-M-E business, the largest U.S. mold equipment supplier, for approximately $260 million. The transaction, subject to definitive documentation, due diligence and certain other conditions, is expected to close in early 1996.

With annual sales of about $175 million, D-M-E is one of the world's leading producers of standard components and supplies for the plastics injection mold-making industry and it serves the compression molding and metal die-cast industries as well. D-M-E has seven major manufacturing facilities in the U.S., two in Europe, and joint-venture operations in Canada, Mexico, India and Japan. The company has 20,000 customers in 70 countries and employs 1,000 people worldwide.




















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"Additive To Earnings"

"We're paying a fair price for a highly profitable operation with a strong management team," said Daniel J. Meyer, Milacron's chairman and chief executive officer. "D-M-E complements our current businesses very well and we expect it to be additive to earnings right from the start."

"With this acquisition, our plastics machinery group sales should approach $800 million in 1996, while Milacron's consolidated revenues are expected to reach $1.9 billion," Meyer said. "And D-M-E is a business that -- in contrast to machinery -- has less severe cycles, faces limited import competition, and historically has excellent cash flow," he added.

Jeffrey J. Steiner, Fairchild's chairman, chief executive officer and president, stated: "This sale of D-M-E's assets -- combined with the $275 million-plus agreement to merge Fairchild's telecommunications services unit into Shared Technologies Inc. announced last Thursday -- brings tremendous near-term and long-term value to The Fairchild Corporation and our shareholders. These transactions very substantially strengthen The Fairchild Corporation's liquidity, allowing the company full flexibility to pursue significant debt reduction, major new investment opportunities, or both."


























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Financing

Initial financing of the acquisition will come from a combination of a Cincinnati Milacron short-term note to Fairchild and cash on hand. Eventually, Milacron anticipates structuring longer-term financing, which might include some form of equity. "The long-term financing options we are considering would all retain the accretive nature of the acquisition," Meyer said. "Furthermore, we're confident we will have more than adequate funding to continue our aggressive R&D, new-product design and capital improvement programs in all areas."

Synergies

"With the addition of D-M-E, Cincinnati Milacron becomes the broadest line equipment supplier to the plastics molding industry in the world," said Harold J. Faig, Milacron's group vice president of plastics machinery, to whom D-M-E will report. "We can now provide our customers with the most advanced technology in processing machinery, auxiliary equipment, mold bases, process controls and other supplies, as well as comprehensive technical expertise and support in each of these areas.

"While we intend to operate D-M-E as an independent, stand-alone unit, its wide array of mold equipment and

























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components will complement our injection molding machine business in many ways," Faig added. "And we see good synergies on several key levels including manufacturing process, technology, geography, marketing and distribution."

With 1995 revenues expected to exceed $1.6 billion, Cincinnati Milacron is a world leader in industrial processes, products and services including plastics machinery, machine tools, composites processing systems, software, flexible manufacturing cells, metalcutting tools, metalworking fluids, precision grinding wheels and industrial magnets. Its shares are traded on the New York Stock Exchange under the symbol: CMZ.

The Fairchild Corporation, headquartered in Chantilly, VA, is a major multinational manufacturer and supplier of products, process equipment and systems for aerospace and other industrial applications. It also has a significant equity interest in Banner Aerospace, Inc., a leading worldwide distributor of aircraft replacement parts. Excluding the D-M-E division, Fairchild has operating divisions in the U.S., England, Germany and Sweden. Fairchild's shares are traded on the New York Stock Exchange under the symbol: FA.




























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